Exhibit 99.1

AdCare Health Systems, Inc. Obtains Two Conditional Refinancing Commitments and Announces Change in its Board of Directors

ATLANTA, GA, January 7, 2015-AdCare Health Systems, Inc. (NYSE MKT: ADK), (NYSE MKT: ADK.PRA), a leading long-term care provider, today announced that, as part of its ongoing strategic plan to transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company, it has obtained from a third-party lender two conditional mortgage refinancing commitments to refinance, on a long-term basis, approximately $21.0 million of current mortgage debt due February 2015 with respect to the Company’s Northridge Health Care, Woodland Hills Health Care and Cumberland Healthcare nursing facilities, each located in Arkansas (the “Arkansas Properties”), and the Company’s Georgetown Healthcare and Rehabilitation and Sumter Valley Nursing and Rehab Center, each located in South Carolina (the “South Carolina Properties”).

The commitments for the refinancing of the Arkansas Properties (the “Arkansas Mortgage Facility”) and the refinancing of the South Carolina Properties (the “South Carolina Mortgage Facility”) each provide for a maturity date of September 1, 2016, monthly payments of principal plus interest based on a 25-year mortgage-style amortization, and an interest rate per annum of LIBOR plus 425 basis points, among other terms. Each commitment terminates on April 23, 2015 if the applicable refinancing transaction is not completed by such date.

The Arkansas Mortgage Facility and the South Carolina Mortgage Facility will be guaranteed by AdCare Health Systems, Inc. and will be secured by a first-priority security interest in favor of the lender in the Arkansas Properties and the South Carolina Properties, respectively, and all other assets of the Company’s subsidiaries which own such properties.

Completion of the refinancing transactions is subject to the satisfaction of a number of conditions, including satisfactory completion of the lender’s due diligence and the negotiation and execution of definitive loan and security agreements, among other conditions set forth in the commitment letters.

Departure of Director
On January 3, 2015, Laurence E. Sturtz resigned from the Company’s Board of Directors due to health reasons. Mr. Sturtz’s decision to resign was not due to any disagreements with the Company on any matter relating to the Company’s operations, policies or practices. David Tenwick, Chairman of the Board, commented, “On behalf of the Board, I wish to thank Larry for his service, ideas and feedback over the years, and we wish him the best in the future.”

About AdCare Health Systems
AdCare Health Systems, Inc. (NYSE MKT: ADK) (NYSE MKT: ADK.PRA) is a recognized provider of senior living and health care facility management. The Company owns and manages long-term care facilities and retirement communities, and since the Company’s inception in 1988, its mission has been to provide the highest quality of healthcare services to the elderly through its operating subsidiaries, including a broad range of skilled nursing and sub-acute care services. The Company has implemented a strategic plan pursuant to which, through a series of leasing transactions, it will transition from an owner and operator of healthcare facilities to a healthcare property holding and leasing company. For more information about the Company, visit www.adcarehealth.com.

Important Cautions Regarding Forward-Looking Statements
Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of federal law. Such statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “plans,” “intends,” “anticipates” and variations of such words or similar expressions, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (i) statements regarding the strategic plan to transition the Company to a healthcare property holding and leasing company; (ii) statements regarding the refinance of certain current mortgage indebtedness; and (iii) statements regarding the terms, conditions and timing of such refinancing transactions.

Such forward-looking statements reflect management's beliefs and assumptions and are based upon information currently available to management and involve known and unknown risks, results, performance or achievements of AdCare, which may differ materially from those expressed or implied in such statements. Such factors are identified in the public filings made by AdCare with the Securities and Exchange Commission and include, among others, AdCare's ability to secure lines of credit and/or an acquisition credit facility, AdCare’s ability to refinance its current debt on more favorable terms, AdCare’s ability to expand its borrowing arrangement with certain existing lenders, AdCare’s ability to raise equity capital, AdCare’s ability to improve operating results, changes in the health care industry because of political and economic influences, changes in regulations governing the health care industry, changes in reimbursement levels, including those under the Medicare and Medicaid programs and changes in the competitive marketplace. There is no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements. Except where required by law, AdCare undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

In addition, each facility mentioned in this press release is operated by a separate, wholly owned, independent operating subsidiary that has its own management, employees and assets. References to the consolidated Company and its assets and activities, as well as the use of terms such as “we,” “us,” “our,” and similar verbiage, is not meant to imply that AdCare Health Systems, Inc. has direct operating assets, employees or revenue or that any of the facilities, the home health business or other related businesses are operated by the same entity.

Company Contacts	Investor Relations
William (Bill) McBride, CEO	Brett Maas, Managing Partner
AdCare Health Systems, Inc.	Hayden IR
Tel (404) 781-2884	Tel (646) 536-7331
bill.mcbride@adcarehealth.com	brett@haydenir.com